EX-99(14)(ii)

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Franklin Templeton Variable Insurance Products Trust on Form N-14 of our report dated February 5, 2003, relating to the financial statements and financial highlights of Franklin Aggressive Growth Securities Fund, a series of Franklin Templeton Variable Insurance Products Trust, in the December 31, 2002 Annual report to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption “Auditor.”

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

November 18, 2003